Exhibit 99.1

AquaBounty Technologies Announces Third Quarter Financial Results

MAYNARD, Mass., November 8, 2022 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced the Company’s financial results for the third quarter and nine-months ended September 30, 2022.

Third Quarter and Year-to-Date 2022 Highlights and Recent Developments

•

Generated $653 thousand in product revenue in the third quarter, a year-over-year increase of 44% as compared to $455 thousand in the third quarter of 2021.  In the nine-month period ended September 30, 2022, product revenue totaled $2.7 million, a year-over-year increase of 255% as compared to $0.8 million in 2021.

•

Net loss in the third quarter totaled $5.4 million, as compared to $6.9 million in the third quarter of 2021.  In the nine-month period ended September 30, 2022, net loss totaled $16.1 million, as compared to $16.3 million in 2021.

•

Construction activities for the Pioneer, Ohio farm site continue to progress – supported by the recent receipt of a new Withdrawal and Consumptive Use Permit, enabling expanded water access to support future farming operations.

•	Received approval from the Board of the Toledo Lucas County Port Authority to increase the amount of bonds for the construction of the Pioneer, Ohio farm up to $425 million.
•	Cash, cash equivalents, marketable securities and restricted cash totaled $128.0 million as of September 30, 2022, as compared to $191.2 million as of December 31, 2021.

Management Commentary

“Throughout the third quarter, AquaBounty continued to see strong demand for our salmon from seafood distributor customers,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “We once again sold everything we could produce, which combined with improvements in our yields, drove a 44% year-over-year increase in third quarter revenues to $653 thousand. Additionally, our production operations are seeing the benefit of the salmon biology expertise that comes from the scientists and technicians throughout our organization.  Their understanding of the interaction between salmon biology and the RAS environment in which our fish grow has enabled us to begin to increase our production efficiency and reduce mortality risk at our Indiana farm, which is realized through increased harvest yields. These learnings are reflected in our harvest success to-date and have been critical to identifying process and design improvements for our future farm in Pioneer, Ohio.

“Turning to our property in Pioneer, Ohio – we are pleased with construction progress to-date and we achieved another critical milestone during the quarter with the receipt of a new Withdrawal and Consumptive Use Permit from the Ohio Department of Natural Resources. This key water permit authorizes water withdrawal of up to 5.25 million gallons per day, providing the expanded water access needed to fully support the farm’s future operations. We mentioned previously that our cost estimates for the farm’s construction were increasing above our target, due to the historic inflation that is gripping the economy. We therefore set about to conduct a thorough and detailed evaluation of the project scope, relevant economic trends and market costs.  Through this process, we have determined that the current design of the farm will require more than $320 million to construct.  However, we have also determined that the current design of the farm can support a production level above 10,000 metric tons.

“With the progress made on the farm design and updated cost estimates, we are again moving forward with the planned bond financing, and we have resumed our efforts with Wells Fargo Corporate and Investment Banking. In order to mitigate the increase in the construction cost estimate and the impact of rising interest rates, we have received approval from the Board of the Toledo-Lucas County Port Authority to increase the amount of the bond offering up to $425 million. We are now moving forward with an updated timeline reflecting the larger bond offering, with the expectation of closing the bond financing in the first quarter of 2023.

“Looking ahead into 2023, we believe the need for land-based salmon that is farmed efficiently, sustainably and profitably will continue to rise as consumers opt for cleaner proteins that take the pressure off fully fished or overfished fisheries. With ongoing market validation, the scale-up of harvests and sales at our Indiana farm, and construction at the Ohio farm all well underway, we are very optimistic for our shared future and progress in the months ahead,” concluded Wulf.

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we believe we are a leader in land-based aquaculture leveraging decades of technology expertise to deliver disruptive solutions that address food insecurity and climate change issues. We are committed to feeding the world efficiently, sustainably and profitably. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure and sustainable process. The Company’s land-based Recirculating Aquaculture System (“RAS”) farms, located in Indiana, United States and Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook,  Twitter,  LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding the anticipated size of AquaBounty’s proposed facility in Ohio; the timing and size of the contemplated bond financing; production capacity; timing of construction, permits, regulatory approvals; anticipated water withdrawal and consumption; sustainability claims; technological capabilities; cost of construction; amount to be invested in the project; future revenue streams; pricing and profitability. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “slated to,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” “may,” the negative forms of these words and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether AquaBounty and its partners will consummate the proposed bond financing; the final terms of the financing, market and other conditions; the satisfaction of closing conditions; the impact of the bond offering on AquaBounty’s financial condition, credit rating and stock price; whether AquaBounty will need to and be able to raise additional equity capital; whether AquaBounty will be able to service the bond commitments, be able to secure required regulatory approvals and permits, be able to profitably construct and operate the Pioneer, Ohio farm; AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States and internationally. Forward-looking statements speak only as of the date hereof, and, except as required by law, AquaBounty undertakes no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the bonds described herein, nor shall there be any sale of these bonds in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com

Investor Relations:
Lucas A. Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us

AquaBounty Technologies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$127,008,620	$88,454,988
Marketable securities	—	101,773,781
Inventory	2,104,251	1,259,910
Prepaid expenses and other current assets	4,041,029	1,536,484
Total current assets	133,153,900	193,025,163

Property, plant and equipment, net	88,002,701	33,815,119
Right of use assets, net	238,699	284,320
Intangible assets, net	221,565	231,842
Restricted cash	1,000,000	1,000,000
Other assets	68,343	79,548
Total assets	$222,685,208	$228,435,992

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$15,544,254	$4,317,615
Accrued employee compensation	764,748	874,589
Current debt	709,597	627,365
Other current liabilities	36,706	66,269
Total current liabilities	17,055,305	5,885,838

Long-term lease obligations	204,396	224,058
Long-term debt, net	7,617,173	8,523,333
Total liabilities	24,876,874	14,633,229

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 150,000,000 and 80,000,000 shares authorized at
September 30, 2022 and December 31, 2021, respectively; 71,110,713 and 71,025,738
shares outstanding at September 30, 2022 and December 31, 2021, respectively	71,111	71,026
Additional paid-in capital	385,279,809	384,852,107
Accumulated other comprehensive loss	(589,909)	(255,588)
Accumulated deficit	(186,952,677)	(170,864,782)
Total stockholders' equity	197,808,334	213,802,763

Total liabilities and stockholders' equity	$222,685,208	$228,435,992

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Product revenues	$653,432	$455,397	$2,686,019	$757,162

Costs and expenses
Product costs	3,518,296	4,311,003	10,044,092	7,713,254
Sales and marketing	186,393	201,838	783,882	1,069,354
Research and development	220,598	580,346	596,079	1,512,339
General and administrative	2,264,755	2,177,153	7,472,921	6,541,621
Total costs and expenses	6,190,042	7,270,340	18,896,974	16,836,568

Operating loss	(5,536,610)	(6,814,943)	(16,210,955)	(16,079,406)

Other income (expense)
Interest expense	(72,313)	(79,489)	(222,295)	(238,503)
Other income, net	168,796	29,593	345,355	63,442
Total other income (expense)	96,483	(49,896)	123,060	(175,061)

Net loss	$(5,440,127)	$(6,864,839)	$(16,087,895)	$(16,254,467)

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(303,725)	(136,670)	(374,422)	9,293
Unrealized gain on marketable securities	32,370	6,132	40,101	15,102
Total other comprehensive (loss) income	(271,355)	(130,538)	(334,321)	24,395

Comprehensive loss	$(5,711,482)	$(6,995,377)	$(16,422,216)	$(16,230,072)

Basic and diluted net loss per share	$(0.08)	$(0.10)	$(0.23)	$(0.24)
Weighted average number of Common Shares -
basic and diluted	71,070,196	71,025,738	71,047,999	68,889,650

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net loss	$(16,087,895)	$(16,254,467)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,501,381	1,308,062
Share-based compensation	426,249	305,653
Other non-cash charge	18,997	12,993
Changes in operating assets and liabilities:
Inventory	(857,331)	303,767
Prepaid expenses and other assets	(2,475,197)	(794,573)
Accounts payable and accrued liabilities	(369,254)	13,040
Accrued employee compensation	(109,841)	(5,767)
Net cash used in operating activities	(17,952,891)	(15,111,292)

Investing activities
Purchases of and deposits on property, plant and equipment	(44,882,996)	(4,160,370)
Maturities of marketable securities	149,435,173	23,810,038
Purchases of marketable securities	(47,621,291)	(103,457,168)
Other investing activities	12,500	(11,010)
Net cash provided by (used in) investing activities	56,943,386	(83,818,510)

Financing activities
Proceeds from issuance of debt	42,338	606,453
Repayment of term debt	(478,870)	(119,527)
Proceeds from the issuance of common stock, net	—	119,120,437
Proceeds from the exercise of stock options and warrants	1,538	1,723,846
Net cash (used in) provided by financing activities	(434,994)	121,331,209

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,869)	27,086
Net change in cash, cash equivalents and restricted cash	38,553,632	22,428,493
Cash, cash equivalents and restricted cash at beginning of period	89,454,988	96,251,160
Cash, cash equivalents and restricted cash at end of period	$128,008,620	$118,679,653

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheet:
Cash and cash equivalents	$127,008,620	$118,179,653
Restricted cash	1,000,000	500,000
Total cash, cash equivalents and restricted cash	$128,008,620	$118,679,653

Supplemental disclosure of cash flow information and non-cash transactions:
Interest paid in cash	$209,666	$224,595
Property and equipment included in accounts payable and accrued liabilities	$14,496,747	$206,423